SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER

                                  CUSIP NUMBER



|X| Form 10-K | | Form 20-F | | Form 11-K | | Form 10-Q | | Form NSAR | | Form N-CSR

For the period ended: December 31, 2005

| | Transition Report on Form 10-K
| | Transition Report on Form 20-F
| | Transition Report on Form 11-K
| | Transition Report on Form 10-Q
| | Transition Report on Form NSAR

For the transition period ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.



NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

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PART I-REGISTRANT INFORMATION
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Winsted Holdings, Inc.
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Full name of Registrant

Indiginet
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Former name if Applicable

100 Crescent Court, Suite 700
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Address of principal executive office (Street and number)

Dallas, Texas  75201
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City, state and zip code


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PART II-RULE 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)


    |     (a)  The reasons described in detail in Part III of this form could
    |     not be eliminated without unreasonable effort or expense;
    |
    |     (b)  The subject annual report, semi-annual report, transition report
    |     of Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or
[X] |     portion thereof will be filed on or before the 15th calendar day
    |     following the prescribed due date; or the subject quarterly report or
    |     transition report on Form 10-Q, 10-QSB, or portion thereof will be
    |     filed on or before the fifth calendar day following the prescribed due
    |     date; and
    |
    |     (c) The accountant's statement or other exhibit required by Rule
    |     12b-25(c) has been attached if applicable.

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Part III-Narrative
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

     The registrant has had a substantial amount of equity activity during the year ended December 31, 2005. In addition, the registrant is filing Form 10-K for the first time in its status as a Business Development Company. Due to these factors, the registrant requests a 15-day extension until April 17, 2006 to file its Form 10-K.

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Part IV-Other Information
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(1) Name and telephone number of person to contact in regard to this notification:

Mark Ellis             949                     476-3711
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     (Name)         (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) | | Yes |X| No

     The registrant needs to file an amended Form 10-K for the fiscal year ended December 31, 2004 and amended Form 10-Qs for the first and second quarters of 2005.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | | Yes |X| No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Winsted Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2006            By: /s/ Mark Ellis
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                                    Mark Ellis
                                    President